EXHIBIT (f)(xi)

Announcement Entitled

Queensland Treasury Corporation (QTC) is moving to a new location

9 August 2012

Queensland Treasury Corporation (QTC) is moving to a new location

By Monday, 13 August 2012, all QTC employees will be relocated to new premises.

Please update your records with our new street address details:

Queensland Treasury Corporation

Level 6

123 Albert Street

Brisbane Queensland Australia

4000

QTC’s postal address, as well as all telephone and fax numbers, remains unchanged.

We anticipate no disruption to business activities over the relocation period.

Regards,

Richard Jackson

General Manager, Funding & Markets